Exhibit 11
                            THERMOSPECTRA CORPORATION

                        Computation of Earnings per Share


                               Three Months Ended          Six Months Ended
                            ------------------------   ------------------------
                               June 29,      July 1,      June 29,      July 1,
                                   1996         1995          1996         1995
 ------------------------------------------------------------------------------
 Computation of Primary
   Earnings per Share:

 Net Income (a)             $ 1,562,000  $ 1,033,000  $ 2,998,000   $ 1,945,000
                            -----------  -----------  -----------   -----------
 Shares:
   Weighted average
     shares outstanding      12,436,356   10,505,000   12,434,529    10,505,000

   Add: Shares issuable
        from assumed
        exercise of
        options (as
        determined by
        the application
        of the treasury
        stock method)                 -            -            -        41,715
                            -----------  -----------  -----------   -----------

 Weighted average shares
   outstanding,
   as adjusted (b)           12,436,356   10,505,000   12,434,529    10,546,715
                            -----------  -----------  -----------   -----------
 Primary Earnings per
   Share (a) / (b)          $       .13  $       .10  $       .24   $       .18
                            ===========  ===========  ===========   ===========